Exhibit 99.1

Trane Inc.

Definition of Director Independence

The following definition of Director Independence was adopted by the Board on February 6, 2003, and last revised on February 3, 2005:

The New York Stock Exchange listing rules define “Independent Director” as a director who has no material relationship with the Corporation that may interfere with the exercise of the director’s independent judgment. To assist the Board in making determinations of director independence for all purposes, including under the securities laws and regulations applicable to the Corporation, the New York Stock Exchange listing rules and the Corporation’s Corporate Governance Guidelines, the Board hereby adopts the following standards:

1.	In general, the guiding principle of Trane is that the only money or perquisites received, directly or indirectly, by independent directors or their immediate family members from the Corporation is the remuneration directly related to the director’s service as a director of Trane.

2.	Without limiting the foregoing, a director shall not qualify as “independent” if any of the following are true.

(i)	The director or an immediate family member is, or within the past three years was, an officer or employee of the Corporation.

(ii)	The director or an immediate family member is, or within the past three years has been, affiliated with or employed by the Corporation’s auditor or any other entity that, within the past three years, acted as the Corporation’s auditor.

(iii)	The director is, or within the past three years has been, part of an “interlocking directorate”: which means (x) an officer of the Corporation serves or served on the compensation committee of another company that concurrently employs or employed the director or an immediate family member or (y) an officer of the Corporation served as a director of another company at the same time that one of the officers of the other company was on the compensation committee of the Corporation.

(iv)	The director or an immediate family member has received any compensation from the Corporation during any of the past three years other than compensation and benefits, including deferred compensation and pension benefits, directly related to his or her Board service.

(v)	The director is a current partner in, or a significant shareholder, officer or employee or the director’s immediate family member is a current executive officer, of any company to which the Corporation made, or from which the Corporation received, payments (other than those arising solely from such entity’s investments in the Corporation’s securities) in any of the last three fiscal years that exceeded the greater of $1 million or 2 percent of the Corporation’s or such other business’ consolidated gross revenue.

(vi)	The director or an immediate family member is a director or officer of a tax-exempt organization to which the Corporation’s contributions exceeded the greater of $1 million or 2 percent of such organization’s consolidated gross revenue in any of the last three fiscal years (other than matching employee contributions through the Corporation’s matching gifts program).

For purposes of clauses (i) and (iii) above, employment of a family member in a non-officer position does not preclude the Board from determining that a director is independent. For purposes of clause (ii) above, employment of a director or an immediate family member by, or affiliation with, the Corporation’s auditor within the last three years (but not currently) does not preclude the Board from determining that a director is independent unless the director or immediate family member personally worked on the Corporation’s audit within that time.

For purposes of interpreting these standards, the Board has adopted the following definitions:

“Corporation” means Trane Inc. and/or any of its subsidiaries.

“immediate family member” means the director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares his or her home.

“officer” has the meaning specified in Rule 16a-1(f) of the Securities Exchange Act of 1934, or any successor rule, or, for any entity that is not an “issuer” as defined in the Rule, a person who performs functions similar to an “officer” as defined in such Rule.

“significant shareholder” of any entity means a person who is the direct or indirect beneficial owner of more than 10 percent of the equity interests of the entity.